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                                                                     Exhibit 4.3


                          U.S.I. HOLDINGS CORPORATION

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                            WARRANTHOLDERS' AGREEMENT

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                           Dated as of March 12, 1996

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                                TABLE OF CONTENTS

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1.       HOLDERS' PUT RIGHTS...........................................................    1
         1.1      Granting of Put; Put Option Purchase Price...........................    1
         1.2      Put Notice...........................................................    2
         1.3      Company Notices......................................................    2
         1.4      Obligation to Purchase Warrant Shares................................    3
         1.5      Cancellation of Warrants.............................................    4
         1.6      Limitations on Right of Repurchase...................................    4

2.       SPECIAL RIGHT OF REPURCHASE...................................................    5
         2.1      Granting Call; Price.................................................    5
         2.2      Repurchase Notice............................................. ......    5
         2.3      Obligation to Repurchase.............................................    5

3.       TAG-ALONG RIGHTS IN RESPECT OF SALE OF CAPITAL STOCK BY NON-
         MANAGEMENT INVESTORS..........................................................    6
         3.1      Right to Sell Proportionate Number of Shares of Capital Stock........    6
         3.2      Exercise.............................................................    6
         3.3      Closing of Sale......................................................    6
         3.4      Expense of Sale......................................................    7

4.       NON-MANAGEMENT INVESTOR DRAG-ALONG RIGHTS.....................................    7
         4.1      Drag-Along Sale Rights...............................................    7
         4.2      Exercise Upon Drag-Along Sale........................................    7
         4.3      Limited Put Option...................................................    7

5.       BOARD OBSERVATION RIGHTS......................................................    9

6.       REGISTRATION RIGHTS...........................................................    9
         6.1      Required Registration................................................    9
         6.2      Incidental Registration..............................................   12
         6.3      Registration Procedures..............................................   12
         6.4      Registration Expenses................................................   13
         6.5      Indemnification; Contribution........................................   13
         6.6      Holdback Agreements; Registration Rights to Others...................   14

7.       HOLDERS' SUBSCRIPTION RIGHTS..................................................   15
         7.1      Right to Elect Purchase of Additional Shares.........................   15
         7.2      Notice of Sale of Issuable Shares....................................   15
         7.3      Closing of Sale......................................................   16

8.       INFORMATION AS TO COMPANY.....................................................   16
         8.1      Financial and Business Information...................................   16
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9.       RESTRICTIONS ON TRANSFER AND OTHER AGREEMENTS.................................   18
         9.1      Restrictions on Transfer to Transferees..............................   18
         9.2      Cooperation by the Company...........................................   18
         9.3      Legending of Certificates............................................   19
         9.4      Securities Act Restrictions; Legend..................................   19
         9.5      Termination of Restrictions..........................................   19
         9.6      Application of Sections 2 and 4 during any Registration; Board
                  Observations Rights After a Registration.............................   20

10.      DEFINED TERMS.................................................................   21

11.      MISCELLANEOUS.................................................................   33
         11.1     Notices..............................................................   33
         11.2     Amendments and Waivers...............................................   34
         11.3     Availability of Information..........................................   34
         11.4     Governing Law........................................................   34
         11.5     Jurisdiction.........................................................   35
         11.6     Counterparts.........................................................   35
         11.7     Section Headings, etc................................................   35
         11.8     Severability.........................................................   36
         11.9     Specific Performance.................................................   36

Annex 1 - Names and Addresses of Purchasers
Annex 2 - Names and Addresses of Non-Management Investors
Annex 3 - Shareholders' Agreement

Exhibit A - Form of Written Election
Exhibit 8 - Form of Subordinated Demand Note
Exhibit C - Form of Transferee Undertaking

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                            WARRANTHOLDERS' AGREEMENT

     WARRANTHOLDERS' AGREEMENT (as the same may hereafter be amended, supplemented or modified, this "Agreement"), dated as of March 12, 1996, among U.S.I. HOLDINGS CORPORATION, a Delaware corporation, together with its successors and assigns, (the "Company"), each of the Purchasers (the "Purchasers") named on Annex 1 hereto, and each of the NON-MANAGEMENT INVESTORS named on Annex 2 hereto (together with his/her/its successors and assigns, individually, a "Non-Management Investor" and, collectively, the "Non-Management Investors").

                                    RECITALS

     A. Certain capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 10.

     B. The Board of Directors has authorized the issuance of an aggregate of 1,850,000 Warrants, each Warrant representing the right to purchase, upon the terms and subject to the conditions set forth in the Warrant Agreement, one (1) share of Voting Common Stock.

     C. The Company and the Purchasers have entered into the Senior Subordinated Note and Warrant Purchase Agreements (collectively, as they may be amended from time to time, the "Note Purchase Agreement"), each dated as of March 12, 1996, pursuant to which the Company has agreed to sell, and the Purchasers have agreed to purchase, $23,000,000 in aggregate principal amount of the Company's 10% Senior Subordinated Notes due January 30, 2001 (the "Notes"), and the Warrants, for an aggregate consideration of $23,000,000 in cash.

     D. To induce the Purchasers to enter into the Note Purchase Agreement and consummate the transactions contemplated therein, the Company, the Non-Management Investors and the Purchasers have agreed to enter into this Agreement to create and define certain rights as among and between themselves as further specified herein.

     NOW THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the Company, the Non-Management Investors and the Purchasers mutually agree as follows:

1.   HOLDERS' PUT RIGHTS.

     1.1  Granting of Put; Put Option Purchase Price.

     At any time or from time to time after the Put Effective Date but on or before the Expiration Date, each holder of any Warrants and/or Warrant Shares, upon written notice to the Company (a "Put Notice"), shall be entitled to sell, and, subject to Section 1.4 and Section 1.6, the Company shall be obligated to purchase from such holder, any or all of the Warrants and/or Warrant Shares held by such holder at the Put Option Purchase Price.

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     1.2  Put Notice.

     Each Put Notice delivered pursuant to Section 1.1 shall specify:

          (a) the name of the holder of the Warrant and/or Warrant Shares delivering such Put Notice;

          (b) that such holder is exercising its option, pursuant to this
     Section 1, to sell certain of the Warrants and/or Warrant Shares held by such holder; and

          (c) the number of, and a description of, the Warrants and/or Warrant Shares being tendered.

     1.3  Company Notices.

          (a) The Company, within 5 days of receipt of any Put Notice, shall notify in writing all holders, if any, of Warrants and/or Warrant Shares (other than those which delivered such Put Notice) that a Put Notice has been delivered, which notice shall enclose a copy of such Put Notice and shall state:

               (i) the date such Put Notice was delivered;

               (ii) the name of the holder delivering such Put Notice; and

               (iii) that all holders to whom such notice is delivered shall have the right to have their Warrants and Warrant Shares, together with all Warrants and Warrant Shares that are the subject of the Put Notice, repurchased on the Put Repurchase Date in respect of such Put Notice at the Put Option Purchase Price by delivering a notice containing the same information required to be contained in the Put Notice to the Company no later than the date which is 15 days after the date such notice is given by the Company.

          (b) The Company, not less than 30 days and not more than 60 days prior to the Put Repurchase Date, shall deliver to the holder or holders exercising its or their put option pursuant to this Section 1 a notice specifying the Put Repurchase Date, providing the names and addresses of each of the holders of Warrant Shares, and stating the number of the Warrants and Warrant Shares held by each such holder and the number of Warrants and/or Warrant Shares subject to the exercise of such put option.

          (c) The Company, not more than 2 trading days prior to any Put Repurchase Date, shall deliver to the holder or holders exercising its or their put option pursuant to this Section 1 a notice containing a detailed calculation of the Put Option Purchase Price (calculated as if the date of such notice were such Put Repurchase Date) with respect to the Warrants and/or Warrant Shares which are to be so repurchased from such holder.

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     1.4  Obligation to Purchase Warrant Shares.

          (a) Subject to the Company's obtaining or generating sufficient financing, as provided for in clause (c) below, and subject further to
     Section 1.6, the Company shall be obligated to purchase all of the Warrants and/or Warrant Shares for which the put has been exercised under this
     Section 1 and shall pay the Put Option Purchase Price in respect thereof payable to each of the holders thereof (as may be directed by each such holder in writing) in immediately available funds, on the relevant Put Repurchase Date therefor, against delivery by such holder of any and all certificates or other instruments evidencing the subject Warrants and/or Warrant Shares, together with appropriate stock powers or other instruments of transfer or assignment duly endorsed in blank.

          (b) The Company shall use its best efforts, after the receipt of any Put Notice,

               (i) to obtain financing for the payment in cash of the Put Option Purchase Prices payable on the Put Repurchase Date in respect thereof on terms that are commercially reasonable and are consistent with those terms obtained by other borrowers for a similar purpose and similarly situated as the Company and

               (ii) to determine whether its internally generated cash is sufficient to provide for self-financing of such Put Option Purchase Prices.

          (c) If the Company has not, on or prior to the 10th day before such Put Repurchase Date, obtained financing to pay for the aggregate Put Option Purchase Prices due on such Put Repurchase Date and, in addition thereto, has determined that it is incapable of internally generating the cash necessary to pay for such Put Option Purchase Prices, it shall inform, in writing, each of the holder or holders exercising its or their put option in respect of such Put Repurchase Date of such failure to obtain such financing and such internally generated cash and shall declare, in such writing, that the put options of such holder or holders requiring payment in cash of the Put Option Purchase Prices in respect thereof are, and shall be deemed to be, rescinded. Such written notice shall also state that any holder exercising such put option may deliver a written election to the Company (a form of which is attached hereto as Exhibit A and which shall be enclosed with such written notice), which written election shall be received by the Company not less than 2 days prior to the Put Repurchase Date in respect of such put option, pursuant to which such holder elects to proceed with the consummation of such put option, as contemplated in this
     Section 1, and agrees to accept from the Company, in lieu of the cash payment of the Put Option Purchase Price in respect thereof, a subordinated demand note in the original principal amount of such Put Option Purchase Price, substantially in the form of Exhibit B attached hereto.

          (d) If the Company has obtained financing and/or internally generated cash on or prior to the 10th day before such Put Repurchase Date in an amount less than the aggregate Put Option Purchase Prices payable on such Put Repurchase Date, it shall inform, in writing, each of the holder or holders exercising its or their put option in respect of such Put Repurchase Date of such fact and shall be obligated to purchase the maximum number of Warrants and/or Warrant Shares as such financing and/or internally generated cash allows, allocated among such holders ratably according to the number

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     of Warrants and/or Warrant Shares so tendered. Such written notice shall also state that any holder exercising such put option may deliver a written election to the Company (a form of which is attached hereto as Exhibit A and which shall be enclosed with such written notice), which written election shall be received by the Company not less than 2 days prior to the Put Repurchase Date in respect of such put option, pursuant to which such holder elects to proceed with the consummation of the remainder of its put option, as contemplated in this Section 1.4, and agrees to accept from the Company, in lieu of the remaining cash payment of the Put Option Purchase Price in respect thereof, a subordinated demand note in the original principal amount of such remaining Put Option Purchase Price, substantially in the form of Exhibit B attached hereto.

          (e) Upon the receipt, on or prior to any Put Repurchase Date, of any such duly executed written election, as provided in clause (c) or clause
     (d) above, from any holder exercising its put option under this Section 1, together with all necessary certificates or other instruments evidencing the subject Warrants and/or Warrant Shares and appropriate stock powers or other instruments of transfer or assignment duly endorsed in blank, the Company shall purchase all of such Warrants and/or Warrant Shares for which such put has been exercised under this Section 1 and shall execute and deliver to such holder (or its nominee) on the relevant Put Repurchase Date a subordinated demand note, substantially in the form of Exhibit B attached hereto and dated said Put Repurchase Date, in the original principal amount equal to the amount (or, in the case of clause (d) above, the remaining amount) of the Put Option Purchase Price due to such holder in respect of such Warrants and/or Warrant Shares.

     1.5  Cancellation of Warrants.

     Any Warrants and/or Warrant Shares purchased by the Company pursuant to this Section 1 shall be cancelled and shall not be reissued.

     1.6  Limitations on Right of Repurchase.

     Notwithstanding anything contained in this Section 1 to the contrary, the Company shall not be obligated to purchase all or any of the Warrants and/or Warrant Shares of any holder or holders which are the subject of an exercised put option or obligated to pay the Put Option Purchase Prices in respect of such put options, if, at any time:

          (a) payment of such Put Option Purchase Prices at such time would result in a breach of, or default or event of default in respect of, the Note Purchase Agreement, the Senior Debt or the Notes without the written consent of those holders of the Senior Debt and the Notes the consent of which would be necessary to waive such breach, default or event of default;

          (b) payment of such Put Option Purchase Prices is, at such time, prohibited by applicable law or the Company's Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on June 1, 1994, as further amended from time to time; or

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          (c) the aggregate value of such Put Option Purchase Prices at such time is less than $100,000 (unless such Put Option Purchase Prices are in respect of all Warrants and/or Warrant Shares held by such holder or holders at such time, in which case this clause (c) shall not apply), provided, however, that with respect to clause (a) and clause (b) above, if such breach, event of default, default or violation would not result from the purchase of an amount of Warrants and/or Warrant Shares which is less than the total number of Warrants and/or Warrant Shares then being put to the Company, the Company shall purchase on the applicable Put Repurchase Date the maximum number of Warrants and/or Warrant Shares it may so purchase, allocated among the holders exercising such put option ratably according to the number of Warrants and/or Warrant Shares so tendered.

2.   SPECIAL RIGHT OF REPURCHASE.

     2.1  Granting Call; Price.

     At any time after the Call Effective Date but on or before the Expiration Date, the Company may give written notice to each holder of Warrants and/or Warrant Shares (a "Repurchase Notice") of its intention to repurchase all, but not less than all, of the Warrant and Warrant Shares held by each such holder, at a purchase price equal to the Repurchase Price with respect to such holder.

     2.2  Repurchase Notice.

     Such Repurchase Notice shall:

          (a) state that the Company intends to purchase, pursuant to this
     Section 2, all of the Warrants and Warrant Shares from each of the holders thereof;

          (b) specify the date on which the Company will repurchase the Warrants and Warrant Shares of each such holder, which date shall be not less than 30 days nor more than 60 days from the date of such Repurchase Notice (the "Repurchase Date");

          (c) provide the names and addresses of each of such holders, and state the number of the Warrants and Warrant Shares held by each such holder; and

          (d) contain a detailed calculation of the Repurchase Price.

     2.3  Obligation to Repurchase.

     The Repurchase Notice having been so given to each such holder, the Company shall be obligated to purchase all of each such holder's Warrants and Warrant Shares, and shall pay the Repurchase Price payable to each such holder (as may be directed by each such holder in writing) in immediately available funds, on the Repurchase Date, and each such holder shall be obligated to deliver to the Company in exchange therefor, any and all certificates or other instruments evidencing its respective Warrants and Warrant Shares, together with appropriate stock powers or other instruments of transfer or assignment duly endorsed in blank.

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3.   TAG-ALONG RIGHTS IN RESPECT OF SALE OF CAPITAL STOCK BY NON-MANAGEMENT
     INVESTORS.

     3.1  Right to Sell Proportionate Number of Shares of Capital Stock.

          (a) Each holder of Warrants and/or Warrant Shares shall have the rights and obligations set forth in Section 2.2(a) of the Shareholders' Agreement of an "Other Investor," as such term is used in said Section 2.2(a); it being the intention of the parties hereto that the provisions of said Section 2.2(a) be, and hereby are, incorporated herein by reference as if said Section was fully set forth herein. Each Non-Management Investor, as defined herein, shall have the rights and obligations set forth in said
     Section 2.2(a) of a "Selling Investor," as such term is used in said
     Section 2.2(a). For purposes of this provision and the avoidance of doubt, the term "Capital Stock," as used in said Section 2.2(a), shall also include the Warrants.

          (b) If Saratoga shall receive and determine to accept any bona fide written offer from a Buyer to purchase or otherwise transfer for value, in one transaction or a series of related transactions or in conjunction with any other transactions consummated with such Buyer within one year of the date of such written offer, any shares of Capital Stock beneficially owned by it and representing 25% or more of the total number of shares of Capital Stock then owned by it, such written offer shall be deemed to be a "Notice of Offer" (as such term is defined in said Section 2.2(a)) and such written offer and the consummation thereof with the Buyer shall be deemed subject to the requirements of said Section 2.2(a); it being the intention of the parties hereto that the provisions of said Section 2.2(a) be, and hereby are, incorporated herein by reference with respect to any such written offer received by Saratoga as if said Section 2.2(a) was fully set forth herein and adapted to reflect the agreements set forth in this clause (b). With respect to any such written offer, Saratoga shall be deemed to be, and shall have the rights and obligations of, a "Selling Investor" (as such term is defined in said Section 2.2(a)) for purposes of this clause (b). With respect to any such written offer, each holder of Warrants and/or Warrant Shares shall have the rights and obligations set forth in said
     Section 2.2(a) of an "Other Investor" (as such term is defined in said
     Section 2.2(a)).

     3.2  Exercise.

     The Company shall permit the holders of Warrants to exercise their respective Warrants into shares of Voting Common Stock in contemplation of such holders' delivery of Voting Common Stock at the closing of any sale contemplated in this Section 3 that occurs at any time on or prior to the Expiration Date, whether or not at such time such Warrants are exercisable in accordance with their terms.

     3.3  Closing of Sale.

     Each holder of Warrants and/or Warrant Shares electing to participate in a sale described in any Notice of Sale (as such term is defined in said Section 2.2(a)) shall deliver to the Buyer in respect of such Notice of Offer, against payment of the total purchase price for the Warrant Shares to be purchased (at the price per share specified above in Section 3.1), on the closing date specified in such Notice of Offer, a certificate or certificates representing the number of such

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Warrant Shares which it has elected to sell pursuant to this Section 3, together with appropriate instruments of transfer duly endorsed in blank.

     3.4  Expense of Sale.

     All reasonable expenses and costs of any sale of any Warrant Shares pursuant to this Section 3 shall be for the account of and paid by the Non-Management Investors that are the "Selling Investors" (as such term is defined in said Section 2.2(a)) participating in such sale.

4.   NON-MANAGEMENT INVESTOR DRAG-ALONG RIGHTS.

     4.1  Drag Along Sale Rights.

     Each holder of Warrants and/or Warrant Shares shall have the rights and obligations set forth In Section 2.2(b) of the Shareholders' Agreement of an "other Investor," as such term is used in said Section 2.2(b); it being the intention of the parties hereto that the provisions of said Section 2.2(b) be, and hereby are, incorporated herein by reference as if said Section was fully set forth herein except that any reference to "50%" in said Section 2.2(b) shall be deemed for all purposes of this Section 4.1 to be a reference to "65%." Each Non-Management Investor, as defined herein, shall have the rights and obligations set forth in said Section 2.2(a) of a "Non-Management Investor," as such term is used in said Section 2.2(b). For purposes of this provision and the avoidance of doubt, the term "Capital Stock," as used in said Section 2.2(b), shall also include the Warrants.

     4.2  Exercise Upon Drag-Along Sale.

     The Company shall, if necessary, permit the holders of Warrants to exercise their respective Warrants in contemplation of such holders' delivery of Voting Common Stock at the closing of any sale under Section 4.1 that occurs at any time on or prior to the Expiration Date, whether or not at such time such Warrants are exercisable in accordance with their respective terms or the terms thereof. In connection with any sale under Section 4.1 by a holder of Warrants and/or Warrant Shares, such holder shall not be obligated to make any representations or warranties to the Buyer other than in respect of its good title to and authority to convey the Warrants or Warrant Shares to be sold by it.

     4.3  Limited Put Option.

     If any one or more Non-Management Investors shall have exercised their rights under Section 4.1 in order to cause the holders of Warrants and/or Warrant Shares to sell to a Buyer, in accordance with the terms of said Section 4.1, less than all of their respective Warrant Shares (assuming that all of the Warrants held by such holders had then been exercised), each such holder shall have the right to sell all (but not less than all) of its remaining Warrant Shares (assuming that all of the Warrants held by such holder had then been exercised) to

          (a) the Company or

          (b) the Non-Management Investors then exercising their rights under
     Section 4.1 in respect of such Buyer,

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     and the Company and each of the aforesaid Non-Management Investors shall be obligated to purchase from such holder all of such remainder of such Warrant Shares, all on the terms and conditions hereinafter set forth, provided that

               (i) the Company shall not be so obligated if such purchase would result in a breach of the Note Purchase Agreement, any agreement in respect of any Senior Debt, any other applicable agreement or any applicable corporate law or if the purchase of such Warrant Shares would result in a default or event of default under the Note Purchase Agreement, in respect of any Senior Debt or under any other applicable agreement,

               (ii) the aforesaid Non-Management Investors shall not be so obligated to the extent that the Company is permitted to make such purchases and

               (iii) if the aforesaid Non-Management Investors are so obligated, each of such Non-Management Investors shall be so obligated only to purchase its pro rata share of the remaining Warrant Shares from such holder (after giving effect to the exercise of any remaining Warrants then held by such holder) based upon the ratio of the amount of "Capital Stock" (as such term is used in Section 2.2(b) of the Shareholders' Agreement) being sold by such Non-Management Investor to such Buyer to the total amount of "Capital Stock" of all of the aforesaid Non-Management Investors being sold to such Buyer.

Each holder of Warrants and/or Warrant Shares exercising its rights under this
Section 4.3 shall inform the Company and each of the aforesaid Non-Management Investors, in writing, of its election to sell all of its aforesaid remainder of Warrant Shares (assuming that all of the Warrants held by such holder had then been exercised) under this Section 4.3, which writing shall be sent by such holder to each of the Company and each of the aforesaid Non-Management Investors not more than 10 Business Days after the receipt by such holder of the written request from the aforesaid Non-Management Investors in respect of the exercise of their rights under Section 4.1 in connection with such Buyer. If the Company shall not be able to make such purchase, as provided in subclause (i) above, it shall promptly give written notice of the same to each of the aforesaid Non-Management Investors and such holder and thereafter the Company shall not be further obligated to make such purchase from such holder and each of the aforesaid Non-Management Investors shall be obligated to make such purchase from such holder in accordance with subclause (iii) above. The Company or the aforesaid Non-Management Investors, as the case may be, shall effect such purchase from such holder at the same time and on the same terms as the aforesaid Buyer effects its purchase from such holder, as provided for in
Section 4.1. The purchase price to be paid by the Company or the aforesaid Non-Management Investors to such holder shall be the same purchase price as is being paid by such Buyer to such holder. Each holder of Warrants exercising its rights under this Section 4.3 shall exercise its Warrants and obtain Warrant Shares for purposes of the sales contemplated by this Section 4.3.

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5.   BOARD OBSERVATION RIGHTS.

     At any time, and from time to time, each of the Purchasers holding Warrants and/or Warrant Shares which do not have rights pursuant to another agreement with the Company substantially similar to those provided for in this Section 5 shall have the right to have one designated representative attend (or, in the case of a telephonic meeting, to listen by telephone to) any meeting of the Board of Directors. The Company shall give each such Purchaser prior written notice of each such meeting, to be given no later than the date notice is actually given to the directors. All information provided to the directors at or prior to such meeting in respect of the matters to be discussed thereat shall be provided to each Purchaser in advance of such meeting. The Company shall pay any reasonable out-of-pocket expenses of each of the Purchasers relating to the exercise of its rights under this Section 5 (including, without limitation, reasonable travel, meal and lodging expenses).

6.   REGISTRATION RIGHTS.

     6.1  Required Registration.

          (a) Filing of Registration Statement The Company will, at any time after the earlier of the Initial Public Offering Date and January 30, 2001 and upon the written request of the Initiating Holders requesting that the Company effect the registration under the Securities Act of all or part of such Initiating Holders' Registrable Securities and specifying the Registrable Securities to be sold and the intended method of disposition thereof, promptly give written notice of such requested registration to all holders of Registrable Securities, and thereupon will use its best efforts to effect the registration (the "Required Registration") under the Securities Act of:

               (i) the Registrable Securities that the Company has been so requested to register by the Initiating Holders; and

               (ii) all other Registrable Securities that the Company has been requested to register by the holders thereof by written request given to the Company within 30 days after the giving of such written notice by the Company (which request shall specify the Registrable Securities to be sold and the intended method of disposition of such Registrable Securities);

     all to the extent required to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Registrable Securities so to be registered; provided, however, that

               (A) the Company shall be required to effect only one (1) registration pursuant to this Section 6.1 that is deemed effected under Section 6.1(e) and in respect of which the Company shall pay all of the registration expenses and

               (B) the Company shall be required to effect additional demand registrations under this Section 6.1 after 365 days after the registration referred to in subclause (A) shall have been effected if, but only if, (aa) not more than one such additional registration shall have been demanded under this Section 6.1 in the 365 day period ending on the date on which the written request in respect of such additional demand registration shall have been received by the Company and (bb) the holders of Registrable Securities whose Registrable Securities are to be registered pursuant to such additional demand registration have undertaken, in writing, to pay all out-of-pocket registration expenses incurred by the Company in connection therewith, provided that none of such out-of-pocket registration expenses to be so paid by the holders of Registrable Securities shall include expenses that the Company would have had to incur notwithstanding any such additional demand registration and such out-of-pocket registration expenses to be so paid by the holders of Registrable Securities shall be reduced by the portion thereof attributable to Securities to be registered for the account of the Company, the Non-Management Investors or any other Person, as more particularly provided for in Section 6.1(d).

          (b) Time for Filing and Effectiveness. On or before the date which is 90 days after the request for such registration, the Company shall file with the SEC the Required Registration with respect to all Registrable Securities to be so registered, and shall use its best efforts to cause such Required Registration to become effective as promptly as practicable after the filing thereof, but in no event later than the day which is 180 days after the request for such registration.

          (c) Selection of Underwriters. If Registrable Securities that the Company has been requested to register pursuant to a Required Registration are to be disposed of in an underwritten public offering, the underwriters of such offering shall be one or more underwriting firms of recognized national standing selected by the Company and reasonably acceptable to the Requisite Holders. The right of all holders of Registrable Securities to include their respective Registrable Securities in such Required Registration shall be conditioned upon their participation in such underwritten public offering. All other Securities proposed to be registered by the Company, the Non-Management Investors and any other Persons in connection with such Required Registration shall be conditioned upon their participation in such underwritten public offering.

          (d) Priority on Required Registrations. If the managing underwriter shall advise the Company in writing (with a copy to each holder of Registrable Securities requesting sale) that, in such underwriter's opinion, the number of shares of Securities requested to be included in such Required Registration exceeds the number that can be sold in such offering within a price range acceptable to the Initiating Holders (such writing to state the basis of such opinion and the approximate number of shares of Securities that may be included in such offering without such effect), the Company will include in such Required Registration, to the extent of the number of shares of Securities that the Company is so advised can be sold in such offering:

               (i) first, Registrable Securities requested to be sold by the holders of thereof pursuant to this Section 6.1, pro rata among the holders requesting sale on the basis of the number of Registrable Securities requested to be so registered by such holders;

               (ii) second, all other Securities proposed to be registered by the Non-Management Investors and any other Persons (other than the Company), in such proportions as the Non-Management Investors and such other Persons shall agree; and

               (iii) third, all other Securities proposed to be registered by the Company.

          (e) When Required Registration is Deemed Effected. Any Required Registration pursuant to this Section 6.1 shall not be deemed to have been effected for purposes of the proviso to Section 6.1(a) if:

               (i) such registration does not become effective and remain effective for a period of at least 180 days, without interference by the issuance by the SEC of any stop order with respect thereto;

               (ii) less than 90% of the Registrable Securities requested to be registered in connection therewith were sold;

               (iii) the Requisite Holders withdraw their request for registration in its entirety at any time because (A) the Requisite Holders reasonably believed that the registration statement or any prospectus related thereto contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, (B) the Requisite Holders notified the Company of such fact and requested that the Company correct such alleged misstatement or omission, and (C) the Company refused to correct such alleged misstatement or omission; or

               (iv) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied, other than by reason of some act or omission by the holders of the Registrable Securities that were to have been registered and sold.

          If the managing underwriter shall advise the Company in writing (with a copy to each holder of Registrable Securities requesting sale) that, in such underwriter's opinion, the number of shares of Registrable Securities requested to be included in such Required Registration exceeds the number that can be sold in such offering within a price range acceptable to the Initiating Holders in respect of such Required Registration (such writing to state the basis of such opinion and the approximate number of shares of Registrable Securities that may be included in such offering without such effect) and, after giving effect to the actions taken pursuant to Section 6.1(d), such Initiating Holders determine, in good faith, that the number of shares of Registrable Securities to be included in such Required Registration and/or the price range applicable thereto is not satisfactory, such Initiating Holders, by written notice to the Company and the other holders of Registrable Securities participating in such Required Registration, may rescind (in whole but not in part) their request for such Required Registration and upon the sending of such written notice such request shall be deemed cancelled and rescinded, shall be preserved for future use and shall not be deemed to have been effected under this Section 6.1(e).

     6.2  Incidental Registration.

     Each holder of Warrants and/or Warrant Shares shall have the rights and obligations of an "Investor," as such term is used in Section 4.1 of the Shareholders' Agreement, in respect of a "Piggyback Registration," as such term is used in Section 4.1 of the Shareholders' Agreement; it being the intention of the parties hereto that the provisions of said Section 4.1 be, and hereby are, incorporated herein by reference as if said Section was fully set forth herein. The Company shall have the rights and obligations set forth in said Section 4.1 with respect to the holders of Warrants and/or Warrant Shares. For purposes of this provision and the avoidance of doubt, the term "Capital Stock," as used in said Section 4.1, shall also include the Warrant Shares.

     6.3  Registration Procedures.

     The procedures applicable to a Required Registration and a "Piggyback Registration," as such term is used in Section 6.2, pursuant to this Agreement shall be consistent with the procedures set forth in Section 4.2 and 4.6 of the Shareholders' Agreement, which Sections are incorporated herein by reference as if fully set forth herein, and Warrant Shares included in either a Required Registration or a "Piggyback Registration" shall be deemed "Registrable Securities," within the meaning of such term used in, and for the purposes of, said Sections. For avoidance of doubt, each holder of Warrants and/or Warrant Shares shall have the rights and obligations of an "Investor," as such term is used in Sections 4.2 and 4.6 of the Shareholders' Agreement, whether the registration being effected at such time by the Company is a Required Registration or a "Piggyback Registration," and each reference to "Piggyback Registration" in said Sections shall be deemed also to be a reference to a Required Registration. The Company shall have the rights and obligations set forth in said Sections with respect to the holders of Warrants and/or Warrant Shares.

     The undertakings of the holders of Warrants and/or Warrant Shares pursuant to Section 4.6 of the Shareholders' Agreements shall be subject to the rights of the Requisite Holders or Initiating Holders under Section 6.1 (e)(iii) and the last paragraph of Section 6.1(e).

     Without limiting the foregoing and in addition thereto, the Company will, in connection with any Required Registration and any such "Piggyback Registration," as expeditiously as possible:

          (a) make available for inspection by any holder of Warrant Shares constituting "Registrable Securities," as such term is defined in the Shareholders' Agreement, included in any Required Registration or "Piggyback Registration," any underwriter participating in any disposition pursuant to any Required Registration or "Piggyback Registration," and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Person in connection with such Required Registration or "Piggyback Registration;" and

          (b) in connection with any Required Registration, enter into such agreements (including underwriting agreements in customary form) and take such other actions as the Requisite Holders shall reasonably request in order to expedite or facilitate the disposition of Warrant Shares constituting "Registrable Securities," as such term is defined in the Shareholders' Agreement, included in such Required Registration.

     6.4  Registration Expenses.

     Each holder of Warrants and/or Warrant Shares shall have the rights in respect of any "Piggyback Registration," as such term is used in Section 6.2, under Section 4.3 of the Shareholders' Agreement; it being the intention of the parties hereto that the provisions of said Section 4.3 be, and hereby are, incorporated herein by reference as if said Section was fully set forth herein. The Company shall have the rights and obligations set forth in said Section 4.3 with respect to the holders of Warrants and/or Warrant Shares in respect of any "Piggyback Registration" in which they are participating.

     The Company will pay all "registration expenses" in connection with the first effected Required Registration (within the meaning of Section 6.1(e)) to the same extent that it would pay expenses under Section 4.3 of the Shareholders' Agreement with respect to any "Piggyback Registration." The Company will pay all "registration expenses" in respect of each registration under Section 6.1 prior to the first effected Required Registration undertaken by the Company but not effected to the same extent that it would pay expenses under Section 4.3 of the Shareholders' Agreement with respect to any "Piggyback Registration."

     6.5  Indemnification; Contribution.

     The indemnification and contribution rights and obligations applicable to a Required Registration and to any "Piggyback Registration" under this Agreement shall be consistent with those set forth in Article V of the Shareholders' Agreement, which Article is incorporated by reference herein as if fully set forth herein, and Warrant Shares included in a Required Registration or in a "Piggyback Registration" shall be deemed "Registrable Securities" within the meaning of such terms used in, and for the purpose of, said Article. For avoidance of doubt, each holder of Warrants and/or Warrant Shares participating in a Required Registration or any "Piggyback Registration" shall have the rights and obligations of a "holder of Registrable Securities," as such term is used in said Article V, under said Article V, and each reference to "Piggyback Registration" in said Article shall be deemed also to be a reference to a Required Registration. The Company shall have the rights and obligations set forth in said Article V with respect to the holders of Warrants and/or Warrant Shares.

     Section 5.4 of the Shareholders' Agreement notwithstanding, no holder of Warrants and/or Warrant Shares participating in any Required Registration or "Piggyback Registration" shall be required to contribute any amount in excess of the aggregate proceeds received by such holder from the sale of Registrable Securities included therein. The obligation of any holder of Warrants and/or Warrant Shares to contribute pursuant to Section 5.4 of the Shareholders' Agreement shall be several and not joint.

     6.6  Holdback Agreements; Registration Rights to Others.

          (a) in connection with each underwritten sale of Registrable Securities, the Company agrees, and each holder of Registrable Securities by acquisition of such Registrable Securities agrees, if requested by the managing underwriter of such underwritten sale, not to effect any public sale or distribution of any Registrable Securities and other equity Securities of the Company that are owned by such holder or that are to be issued by the Company (other than as part of such underwritten sale) within 5 days prior to, and during the 120 day period beginning on, the effective date of the registration statement relating to such underwritten sale, except, in the case of any holder of Registrable Securities, to the extent that such holder is prohibited by applicable law or the exercise of fiduciary duties from agreeing to withhold Registrable Securities from sale or is acting in its capacity as a fiduciary or investment adviser. Without limiting the scope of the term "fiduciary," a holder shall be deemed to be acting as a fiduciary or an investment adviser if its actions or the Registrable Securities proposed to be sold are subject to the Employee Retirement Income Security Act of 1974, as amended, or the Investment Company Act of 1940, as amended, or if such Registrable Securities are held in a separate account under applicable insurance law or regulation.

          (b) If the Company shall at any time after the date hereof provide to any holder of any Securities of the Company rights with respect to the registration of such Securities under the Securities Act and if such rights are provided on terms or conditions more favorable to such holder than the terms and conditions provided in this Section 6, the Company will provide (by way of amendment to this Section 6 or otherwise) such more favorable terms or conditions to the holders of Registrable Securities.

          (c) No holder of Registrable Securities may participate in any underwritten Registration hereunder unless such holder (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Company, provided that the terms of such underwriting agreements are not inconsistent with the terms of this Section 6 and are otherwise reasonable and customary for institutional investors and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, provided that such questionnaires, powers of attorney, indemnities and underwriting agreements and other documents are not inconsistent with the terms of this
     Section 6 and are otherwise reasonable and customary for institutional investors. Nothing in this clause (c) shall be construed to create any additional rights regarding the registration of Registrable Securities in any Person otherwise than as set forth in this Section 6 and nothing in this clause (c) shall limit any requirement by any such underwriting agreement or other documents requiring such holder to represent to its good title (free and clear of any lien) to, and authority to convey, the Registrable Securities to be sold by it.

7.   HOLDERS' SUBSCRIPTION RIGHTS.

     7.1  Right to Elect Purchase of Additional Shares.

     In the event that the Company shall at any time offer to sell any Issuable Shares or shares or rights in respect of Preferred Stock (other than Excluded Securities and other than in connection with a Public Offering), then the Company shall offer to each holder of Warrants and/or Warrant Shares the right to subscribe for and purchase a portion of the total number of the Issuable Shares and such other shares or rights in respect of Preferred Stock so sold equal to the Additional Issuable Shares Number with respect to such holder at such time, at the same price, on the same date and on the same terms offered to the proposed purchasers, on the terms set forth in this Section 7.

     7.2  Notice of Sale of Issuable Shares.

     The Company shall give not less than 30 days written notice to each holder of Warrants and/or Warrant Shares of any sale of Issuable Shares or other shares or rights in respect of Preferred Stock described in Section 7.1, which notice shall specify:

          (a) the number of Issuable Shares and other shares or rights in respect of Preferred Stock and the type of Issuable Shares and other shares or rights in respect of Preferred Stock to be offered;

          (b) the purchase price per share to be paid by the purchasers of such Issuable Shares or other shares or rights in respect of Preferred Stock;

          (c) if any of such Issuable Shares consist of Rights, the terms of such Rights, including the exercise price and expiration date or, in the case of rights in respect of Preferred Stock, the terms of such rights, including the exercise price and expiration date;

          (d) the date on which such proposed sale is to be consummated (the "Additional Sale Closing Date");

          (e) the Additional Issuable Shares Number with respect to such holder;

          (f) that such holder shall have the right to purchase a number of the Issuable Shares or other shares or rights in respect of Preferred Stock so offered equal to such holder's Additional Issuable Shares Number;

          (g) that such holder may elect to purchase a number of the Issuable Shares or other shares or rights in respect of Preferred Stock so offered up to such holder's Additional Issuable Shares Number by delivering notice to the Company on or before the date which is 10 days prior to the date of such proposed sale (the "Additional Issuable Shares Election Date"), and that such notice shall constitute a subscription to purchase the number of additional shares so designated therein (which number shall not be in excess of the Additional Issuable Shares Number) at the purchase price per Issuable Share or other share or right in respect of Preferred Stock, as the case may be, referred to in Section 7.2(b);

          (h) the aggregate maximum consideration to be paid by such holder (which shall equal the product of such holder's Additional Issuable Shares Number times the purchase price per share); and

          (i) wire instructions for the account to which the Company wishes holders of Warrants and/or Warrant Shares electing to participate in the sale to transfer funds pursuant to Section 7.3.

     7.3  Closing of Sale.

          (a) Each holder of Warrants and/or Warrant Shares electing to participate in a sale pursuant to this Section 7 shall deliver to the Company (as directed by the Company in writing) by wire transfer in immediately available funds on the Additional Sale Closing Date the aggregate consideration for the number of Issuable Shares or other shares or rights in respect of Preferred Stock, as the case may be, elected to be purchased by such holder (which number shall not be in excess of the Additional Issuable Shares Number). The Company shall promptly (and in any event no later than 5 Business Days after the receipt by the Company of such wire transfer) deliver to each holder of Warrants and/or Warrant Shares electing to participate in a sale pursuant to this Section 7, against such wire transfer, a certificate or certificates representing the number of Issuable Shares or other shares or rights in respect of Preferred Stock elected to be so purchased by such holder. In the case of the issuance of Rights or rights in respect of Preferred Stock, such holder shall receive a certificate or certificates evidencing such Rights or rights. If the Issuable Shares or other shares in respect of Preferred Stock being issued consist of Common Stock or Preferred Stock, such holder shall receive a certificate or certificates evidencing shares of Common Stock or Preferred Stock, as the case may be.

          (b) In the event that the Company shall fail to sell all of the Issuable Shares or other shares or rights in respect of Preferred Stock referred to in Section 7.1, the Company shall immediately notify the holders of Warrants and/or Warrant Shares which shall have elected to participate in such sale pursuant to this Section 7 and, in such event, each such holder shall have the option, by written notice promptly delivered to the Company, to (i) terminate its election to participate in such sale under this Section 7 or (ii) reduce the number of Issuable Shares or other shares or rights in respect of Preferred Stock to be purchased by such holder under this Section 7 to a number that reflects the proportional reduction of the "Additional Issuable Shares Number," as originally calculated, to the "Additional Issuable Shares Number," as determined in light of the number of Issuable Shares or other shares or rights in respect of Preferred Stock actually sold.

8.   INFORMATION AS TO COMPANY.

     8.1  Financial and Business Information.

     The Company shall deliver to each Purchaser and each other Person holding Warrants and/or Warrant Shares outstanding at such time:

          (a) Quarterly Statements -- as soon as practicable after the end of each fiscal quarter in each fiscal year of the Company (other than the last fiscal quarter of each such fiscal year), and in any event within 60 days thereafter, duplicate copies of:

               (i) a consolidated balance sheet of the Company and the Subsidiaries as at the end of such fiscal quarter (provided, however, that such balance sheet shall not be required to reflect financial information with respect to a Subsidiary acquired by the Company during such fiscal quarter), and

               (ii) consolidated and consolidating statements of income, and consolidated statements of changes in shareholders' equity and cash flows of the Company and the Subsidiaries, for such fiscal quarter (provided, however, that such consolidated and consolidating statements shall not be required to reflect financial information with respect to a Subsidiary acquired by the Company during such fiscal quarter) and (in the case of the second and third fiscal quarters) for the portion of the fiscal year ending with such fiscal quarter, setting forth in comparative form for such consolidated financial statements, the figures for such fiscal quarter and for the portion of the fiscal year of the Company ended as of such fiscal quarter, together with the figures for the corresponding periods in the previous fiscal year (other than, with respect to such consolidated statement of cash flows, for periods prior to the Closing Date), all in reasonable detail, prepared in accordance with GAAP applicable to quarterly consolidated financial statements generally (provided that such financial statements (1) may be subject to year-end adjustments, (2) will generally not contain footnotes,
     (3) may reflect that the financial statements of a Subsidiary may have been prepared on a basis consistent with the historical practice of such Subsidiary, whether or not in accordance with GAAP, for periods prior to such Subsidiary's acquisition by the Company and (4) may not reflect the financial statements of a Subsidiary for periods prior to such Subsidiary's acquisition by the Company in comparative form), and certified as fairly presenting, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and the Subsidiaries as at the end of, and for, such period subject to changes resulting from year-end adjustments, by a senior financial officer of the Company;

          (b) Annual Statements -- as soon as available after the end of each fiscal year of the Company, and in any event within 120 days thereafter,

               (i) a consolidated balance sheet of the Company and the Subsidiaries, as at the end of such fiscal year, and

               (ii) consolidated and consolidating statements of income, and consolidated statements of operations, stockholders' equity and cash flows, of the Company and the Subsidiaries, for such fiscal year, setting forth in each case for such consolidated financial statements, in comparative form, the figures for the immediately preceding fiscal year (other than, with respect to such consolidated statement of cash flows, for periods prior to the Closing Date), all in reasonable detail, prepared in accordance with GAAP (provided that such financial statements may (1) may reflect that the financial statements of a Subsidiary may have been prepared on a basis consistent with the historical practice of such Subsidiary, whether or not in accordance with GAAP, for periods prior to such Subsidiary's acquisition by the Company and (2) may not reflect the financial statements of a Subsidiary for periods prior to such Subsidiary's acquisition by the Company in comparative form), and certified as complete and correct by a senior financial officer, and accompanied by in the case of such consolidated financial statements, an opinion thereon of independent certified public accountants of recognized national standing selected by the Company, which opinion shall, without qualification, state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

          (c) Audit Reports and Management Letters -- promptly upon receipt thereof, a copy of each other report (including, without limitation, any letters to the Company from the Company's auditors concerning the internal accounting controls of the Company) submitted to the audit committee of the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary; and

          (d) SEC and Other Reports -- promptly upon their becoming available one copy of each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to stockholders.

9.   RESTRICTIONS ON TRANSFER AND OTHER AGREEMENTS.

     9.1  Restrictions on Transfer to Transferees.

     No party hereto other than the Company shall sell, assign, transfer or otherwise dispose of any issuable Shares or other shares of Preferred Stock beneficially owned by such party to any transferee under any circumstance, and the Company shall neither issue nor sell any additional Issuable Shares or other shares of Preferred Stock, to any transferee, unless such transferee shall have assumed in writing all of the obligations of its transferor imposed by this Agreement and shall have agreed to be bound by each of the terms and provisions of this Agreement to which such transferor was bound, pursuant to an undertaking substantially in the form set forth as Exhibit C hereto and such transfer is in compliance with the Securities Act, and the rules and regulations promulgated thereunder and in compliance with any applicable state securities laws and the rules and regulations promulgated thereunder.

     9.2  Cooperation by the Company.

     The Company shall refuse to register any transfer of any Issuable Shares or other shares of Preferred Stock to any transferee unless the Company shall have received from the prospective transferee a written agreement to be bound by the provisions of this Agreement as required by Section 9.1, and such other evidence as the Company may reasonably require to establish compliance with such Section 9.1, including, without limitation, an opinion of counsel reasonably satisfactory to the Company with respect to compliance with the Securities Act (any such opinion rendered by a counsel that is an employee of a holder of Warrants and/or Warrant Shares shall be deemed to be satisfactory to the Company). The Company shall be protected in, and shall have no liability to any other stockholder or holder of a Right for, and no such holder shall assert any claim against the Company for, failing to register any transfer of any Issuable Shares or other shares of Preferred Stock in an effort to comply with the provisions of this Agreement, unless such refusal to transfer is made in bad faith.

     9.3  Legending of Certificates.

     Each certificate representing any Issuable Shares or other shares of Preferred Stock shall bear the following legend:

     "THE ENCUMBERING, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED UNDER THE TERMS OF THAT CERTAIN WARRANTHOLDERS' AGREEMENT DATED AS OF MARCH 12, 1996, AS MAY BE AMENDED FROM TIME TO TIME, THE PROVISIONS OF WHICH ARE HEREIN INCORPORATED BY REFERENCE. SUCH WARRANTHOLDERS' AGREEMENT PROVIDES, AMONG OTHER THINGS, THAT THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED TO ANY PERSON WHO HAS NOT EXPRESSLY ASSUMED THE OBLIGATIONS OF SUCH AGREEMENT AND CONTAINS, AMONG OTHER PROVISIONS, PROVISIONS WHICH COULD LIMIT THE TRANSFER OF THIS SECURITY. A COPY OF THE WARRANTHOLDERS' AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. UPON THE WRITTEN REQUEST OF THE HOLDER HEREOF, THE COMPANY SHALL FURNISH A COPY OF SUCH AGREEMENT, WITHOUT CHARGE."

     9.4  Securities Act Restrictions; Legend.

     Except as otherwise. permitted by Section 9.5, each certificate representing a Warrant Share shall be stamped or otherwise imprinted with a legend in substantially the following form:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD EXCEPT IN A TRANSACTION REGISTERED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT."

     9.5  Termination of Restrictions.

          (a) With Respect to Shares Sold to the Public. Each and all of the provisions of Section 9.1, Section 9.2, Section 9.3 and Section 9.4 shall terminate immediately as to any Issuable Shares and other shares of Preferred Stock (but this Agreement shall otherwise remain in force with respect to any remaining Issuable Shares and other shares of Preferred Stock):

               (i) when such Issuable Shares and other shares of Preferred Stock have been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such Issuable Shares; or

               (ii) when such Issuable Shares and other shares of Preferred Stock shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act; or

               (iii) when such Issuable Shares and other shares of Preferred Stock shall have been otherwise transferred and subsequent disposition of them shall not require registration or qualification (whether by exemption or otherwise) under the Securities Act or any similar state law then in force.

     Whenever such restrictions shall terminate as to any Issuable Shares or other shares of Preferred Stock, the holder thereof shall be entitled to receive from the Company, at the expense of the Company (other than in respect of transfer taxes, if any), new Issuable Shares or new other shares of Preferred Stock of like tenor not bearing the applicable legends set forth in Section 9.3 or Section 9.4.

          (b) Tag Along and Drag-Along Sales. The provisions of Section 3 and
     Section 4 of this Agreement shall terminate

               (i) immediately with respect to Warrant Shares sold in any sale pursuant to Section 3 or Section 4 of this Agreement and

               (ii) immediately with respect to any Capital Stock (but shall otherwise remain in force with respect to any remaining Capital Stock):

                    (A) when such Capital Stock has been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such Capital Stock; or

                    (B) when such Capital Stock shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act; or.

                    (C) when such Capital Stock shall have been otherwise
               transferred and subsequent disposition of them shall not require registration or qualification under the Securities Act or any similar state law then in force.

     9.6 Application of Sections 2 and 4 during any Registration; Board Observations Rights After a Registration.

     The provisions of Section 2 and Section 4 shall not be applicable to any Warrants and/or Warrant Shares while the same are participating in any Registration. The provisions of Section 5 shall terminate on the first date upon which any Common Stock of the Company shall have been issued or sold pursuant to an effective registration statement or registration statements filed with the SEC in accordance with the provisions of the Securities Act.

10.  DEFINED TERMS.

     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

     Accreted Liquidation Preference -- means, with respect to any outstanding share of Preferred Stock, the remainder of

          (a) the accrued amount (calculated on an aggregate basis for each year or part thereof that such share is outstanding) equal to 10% per annum of the original stated issue price of such share minus

          (b) the lesser (calculated on an aggregate basis for each year or part thereof that such share is outstanding) of (i) the amount of cash dividends paid in respect of such share and (ii) 10% per annum of the original stated issue price of such share.

     Additional Sale Closing Date -- Section 7.2(d).

     Additional Issuable Shares Election Date -- Section 7.2(g).

     Additional Issuable Shares Number -- with respect to any holder of Warrants and/or Warrant Shares electing to purchase Issuable Shares or other shares or rights in respect of Preferred Stock pursuant to Section 7, means the product of:

          (a) the aggregate number (without duplication) of Issuable Shares and/or shares or rights in respect of Preferred Stock then being offered for sale by the Company; times

          (b) the quotient of:

               (i) the aggregate number of Warrant Shares (as determined below in the last paragraph of this definition) held on the Additional Issuable Shares Election Date by such holder; divided by

               (ii) the aggregate number (without duplication) of Issuable Shares and of other shares and rights in respect of Preferred Stock outstanding on the Additional Issuable Shares Election Date;

     in each case, prior to giving effect to the offering of such Issuable Shares or such other shares or rights in respect of Preferred Stock giving rise to the rights of such holders to purchase additional Issuable Shares or other shares or rights in respect of Preferred Stock pursuant to Section 7.

     For purposes of this definition, holders of Warrants at any time shall be deemed to be holders of the Voting Common Stock that is at such time issuable upon exercise in full of such

Warrants (and such underlying Voting Common Stock shall be deemed to be outstanding at such time), whether or not such holders are then entitled so to exercise such Warrants pursuant to the terms thereof. For purposes of this definition and as provided for in the definition of "Issuable Share," a Right to acquire one share of Common Stock shall constitute one Issuable Share, and a Person shall be deemed to own an Issuable Share if such Person has a Right to acquire such share whether or not such Right is exercisable at such time. For purposes of this definition, a right to acquire one share of Preferred Stock shall constitute one share of such Preferred Stock, and a Person shall be deemed to own such Preferred Stock if such Person has a right to acquire such Preferred Stock whether or not such right is exercisable at such time.

     Advice -- Section 6.5.

     Affiliate -- means, as to any Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person.

     Agreed Multiple -- means a factor to be used in determining the value of the Company and the Subsidiaries under clause (a) of the definition of "Valuation Amount" herein, as determined by the Independent Valuation Agent making such determination, in its professional judgment after reviewing companies generally similar to, and in a line of business generally similar to that of, the Company, as being the most appropriate "multiple" to be so utilized.

     Agreement -- the introductory paragraph.

     Available Cash -- means, as at any date of determination, the sum of (a) all cash and (b) the fair market value of all Cash Equivalent Investments owned by the Company and the Subsidiaries as at the end of business of the Business Day next preceding such date of determination, less any cash held by the Company or the Subsidiaries in a fiduciary capacity.

     Board of Directors -- means the board of directors of the Company or any committee thereof that, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.

     Business Day -- means a day other than a Saturday, a Sunday or a day on which banks in New York, New York, Chicago, Illinois or San Francisco, California are required by law to be, or are by custom, closed (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days).

     Buyer -- has the meaning ascribed to such term in Article 1 of the Shareholders' Agreement.

     Call Effective Date -- means the later of (a) the date which is the sixth
(6th) anniversary of the Closing Date and (b) the date on which all of the Notes shall have been fully and finally paid under the Note Purchase Agreement.

     Capitalized Lease -- means, with respect to any Person, any lease with respect to which any obligation for rentals is or will or would be required to be capitalized on the balance sheet of such Person prepared in accordance with GAAP.

     Capital Stock -- means the Common Stock and the Preferred Stock of the Company.

     Cash Equivalent Investments -- means (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America, (b) certificates of deposit issued by a bank or trust company organized under the laws of the United States of America or any state thereof, (c) commercial paper of a domestic issuer and maturing within 270 days from the date of acquisition thereof by the Company and (d) shares or interests in open-end money market mutual funds that invest solely in so-called "money market" instruments.

     Closing Date -- means March 14, 1996.

     Closing Price -- means, if any Common Stock is then listed or admitted to trading on any national securities exchange or is designated as a national market system security by the National Association of Securities Dealers, Inc., on any date specified herein on a per share of such Common Stock basis:

          (a) the last sale price, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange on which such Common Stock is then listed or admitted to trading; and

          (b) if such Common Stock is not then listed or admitted to trading on any national securities exchange, but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Common Stock on such date, or if there shall have been no trading on such date or if such Common Stock is not so designated, the average of the reported closing bid and asked prices on such date as shown by the NASDAQ.

     Common Stock -- means and includes:

          (a) Voting Common Stock;

          (b) Nonvoting Common Stock; and

          (c) any other equity Securities of the Company which are (i) unlimited by their terms with respect to the receipt of dividends and/or (ii) unlimited by their terms with respect to the distribution of assets upon liquidation.

     In any determination in this Agreement of an aggregate amount of Common Stock, any Right included within the definition of Common Stock shall be included in such determination only as to the number of shares of Voting Common Stock, Nonvoting Common Stock or other equity Securities into which such Right would be convertible (whether or not at such time such Rights are so convertible in accordance with their terms).

     Company -- the introductory paragraph.

     Consolidated Debt -- means, at any time, the aggregate amount of all Debt of the Company and the Subsidiaries at such time determined on a consolidated basis in accordance with GAAP.

     Consolidated Interest Expense -- means, for any period, the aggregate amount of interest accrued or capitalized on, or with respect to, Consolidated Debt for such period, including, without limitation, imputed interest on Capitalized Leases, interest on the Notes and any amortization of debt discount.

     Consolidated Net Income -- means, for any fiscal period of the Company, net earnings (or loss) after income taxes of the Company and the Subsidiaries determined on a consolidated basis for such Persons in accordance with GAAP.

     Control -- means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, partnership interests or by contract, assignment or otherwise. The terms "Controlling" and "Controlled" shall have meanings correlative to the foregoing.

     Debt -- means, at any time, with respect to any Person, without duplication:

          (a) all obligations of such Person for moneys borrowed (including, without limitation, all obligations of such Person evidenced by any debenture, bond, note, commercial paper, banker's acceptances or other similar security but excluding, in any case, obligations arising from the endorsement in the ordinary course of business of negotiable instruments for deposit or collection);

          (b) all obligations secured by any lien existing on Property owned by such Person (whether or not such liabilities have been assumed by such Person or recourse is available against such Person);

          (c) all obligations of such Person as lessee under Capitalized Leases;

          (d) the present value of all payments due under any arrangement for retention of title or any conditional sale agreement (other than a Capitalized Lease) discounted at the implicit rate, if known, with respect thereto or, if unknown, at eight percent (8%) per annum; and

          (e) all obligations under Guaranties given by such Person in respect of obligations of other Persons of the type set forth in clause (a) through clause (d) of this definition.

     EBITDA -- means, with respect to any fiscal period of the Company, the sum of

          (a) Consolidated Net Income for such period, plus,

          (b) the aggregate amount of depreciation, amortization, federal, state and local income taxes and Consolidated Interest Expense accrued for such period by the

     Company and the Subsidiaries (to the extent but only to the extent, such aggregate amount was reflected in the computation of Consolidated Net income for such period).

     Electing Holder -- Section 3.3.

     Exchange Act -- means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

     Excluded Securities -- means and includes:

          (a) shares of Voting Common Stock issuable upon exercise of the Warrants;

          (b) shares of Common Stock or Rights issued pursuant to a Permitted Management Issuance; and

          (c) shares of Common Stock or Rights issued as consideration to effect an acquisition by the Company on an arm's-length basis.

     Expiration Date -- means 5:00 p.m. (Hartford time) on the seventh (7th) anniversary of the Closing Date.

     Fair Value -- means, with respect to any share of Common Stock and at any time of determination, the quotient of:

          (a) the sum of (i) the Valuation Amount determined at such time, plus
     (ii) to the extent not expressly included in the determination of "Valuation Amount," the aggregate exercise or conversion price of all Rights in existence and remaining unexercised on such date;

divided by

          (b) the total number of Issuable Shares outstanding at such time.

     GAAP -- means accounting principles as promulgated from time to time in statements, opinions and pronouncements by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and in such statements, opinions and pronouncements of such other entities with respect to financial accounting of for-profit entities as shall be accepted by a substantial segment of the accounting profession in the United States.

     Guaranty -- means with respect to any Person (for the purposes of this definition, the "Guarantor") any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by the Guarantor:

          (a) to purchase such indebtedness or obligation or any Property or assets constituting security therefor;

          (b) to advance or supply funds

               (i) for the purpose of payment of such indebtedness or obligation, or

               (ii) to maintain working capital or other balance sheet condition or any income statement condition of the Primary Obligor or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

          (c) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the Primary Obligor to make payment of the indebtedness or obligation; or

          (d) otherwise to assure the owner of the indebtedness or obligation of the Primary Obligor against loss in respect thereof.

For purposes of computing the amount of any Guaranty, in connection with any computation of indebtedness or other liability, it shall be assumed that the indebtedness or other liabilities that are the subject of such Guaranty are direct obligations of the issuer of such Guaranty.

     Incidental Registration -- Section 6.2.

     Independent Valuation Agent -- means an investment banking firm or appraisal firm (which firm shall own no Securities of, and shall not be an Affiliate, Subsidiary or a related Person of, the Company), in each case, of recognized national standing retained by the Company and reasonably acceptable to the Required Holders.

     Initial Public Offering Date -- means the 270th day after the first date upon which any Common Stock of the Company shall have been issued or sold pursuant to an effective registration statement or registration statements filed with the SEC in accordance with the provisions of the Securities Act.

     Initiating Holders -- means, at any time, the holders (other than the Company or any Affiliate or any Subsidiary) of at least 65% of the Warrant Shares at such time (excluding any Warrant Shares held directly or indirectly by the Company or any Affiliate or Subsidiary). For purposes of this definition, holders of Warrants at any time shall be deemed to be holders of the Warrant Shares that are at such time issuable upon exercise in full of such Warrants, whether or not such holders are then entitled so to exercise such Warrants pursuant to the terms thereof.

     Issuable Share - means and includes at any time,

          (a) a share of issued and outstanding Common Stock and, with respect to Section 7, any share of Common Stock referred to therein to be issued by the Company, and

          (b) a Right (including, without limitation, a Warrant) issued and outstanding at such time and (without duplication) all shares of Common Stock issuable upon exercise of such Right, and, with respect to Section 7, any Right referred to therein to be issued by the Company;

For purposes of this definition of "Issuable Share," (i) a Right to acquire one share of Common Stock shall constitute one Issuable Share, and a Person shall be deemed to own an Issuable Share if such Person has a Right to acquire such share whether or not such Right is exercisable at such time and (ii) a share of Common Stock or a Right offered as a unit with another Security shall be deemed a share of Common Stock or a Right for purposes of this definition. Any Right included within the definition of Common Stock shall be included in this definition only as to the number of shares of Voting Common Stock, Nonvoting Common Stock or other equity Securities into which such Right would be convertible (whether or not at such time such Rights are so convertible in accordance with their terms). Issuable Share shall take into effect in respect of a Right any adjustment in respect thereof to reflect any stock dividend or split or reclassification, by subdivision, combination or otherwise, of the Common Stock, any other issuances of additional Common Stock or Rights, any dividends of assets and any merger or consolidation of the Company.

     Market Price -- means, on a per share of Common Stock basis, if any Common Stock is then listed or admitted to trading on any national securities exchange or is designated as a national market system security by the National Association of Securities Dealers, Inc., as of any date of determination, the arithmetic mean of the daily Closing Prices of such Common Stock for the 20 consecutive trading days before such date of determination; provided that, if no Common Stock is then listed or admitted to trading on any national securities exchange or is designated as a national market system security by the National Association of Securities Dealers, Inc., then "Market Price" means the Fair Value of one share of Common Stock, as of the date of determination.

     NASDAQ -- means the National Association of Securities Dealers Automated Quotation System.

     Non-Management Investor -- the introductory paragraph.

     Nonvoting Common Stock -- means and includes the Nonvoting Common Stock, par value $.01 per share, of the Company and any other Securities of the Company or any other Person that the holders of the Nonvoting Common Stock at any time shall have received, in lieu of or in addition to Nonvoting Common Stock, or that at any time shall have been issued in exchange for or in replacement of Nonvoting Common Stock or such additional Securities.

     Notes -- Recital C.

     Note Purchase Agreement -- Recital C.

     Notice of Offer -- Section 3.1.

     Notice of Sale -- Section 3.2.

     Person -- means an individual, partnership, corporation, company, limited liability company, trust, unincorporated organization, or a government or agency or political subdivision thereof.

     Permitted Management Issuances -- means the issuance by the Company after the Closing Date of Common Stock and/or Rights to management employees of the Company or any Subsidiary pursuant to, and in accordance with, the provisions of a stock option, plan approved by the Board of Directors in good faith.

     Preferred Stock -- means the Preferred Stock, par value $.01 per share, of the Company (including any series of such Preferred Stock now or hereafter created by the Board of Directors of the Company) or any other capital stock of the Company which shall be entitled to preference or priority over any other capital stock of the Company in respect of either or both of the payment of dividends or the distribution of assets upon liquidation. "Preferred Stock" shall also include any other Securities of the Company or any other Person that the holders of the Preferred Stock at any time shall have received, in lieu of or in addition to Preferred Stock, or that at any time shall have been issued in exchange for or in replacement of Preferred Stock or such additional Securities.

     Property -- means any and all interests in any kind of property of asset whatsoever, whether real, personal or mixed and whether tangible or intangible.

     Public Offering -- means any offer for sale of Capital Stock of the Company for the account of the Company pursuant to an effective registration statement filed by the Company under the Securities Act.

     Purchasers -- the introductory paragraph.

     Put Effective Date -- means January 30, 2001.

     Put Notice -- Section 1.1.

     Put Option Purchase Price -- means, with respect to the exercise of any option to sell by any holder of Warrants and/or Warrant Shares pursuant to any Put Notice delivered under Section 1 by such holder, the sum of:

          (a) the product of:

               (i) the number of shares of Voting Common Stock purchasable with the Warrants sought to be sold by such holder and which are the subject of such Put Notice; multiplied by

               (ii) the greater of Zero Dollars ($0) and the difference of:

                    (A) the Market Price determined as of the date of such Put
               Notice; minus

                    (B) the Warrant Exercise Price at such time;

     plus

          (b) the product of:

               (i) the number of Warrant Shares sought to be sold by such holder and which are the subject of such Put Notice; multiplied by

               (ii) the Market Price determined as of the date of such Put
          Notice.

     Put Repurchase Date -- means, with respect to the exercise of any put option pursuant to Section 1 of this Agreement, a date designated by the Company which is not less than 60 but not more than 90 days after the date of receipt by the Company of the Put Notice relating to the exercise of such put option.

     Registrable Securities -- means, at any time:

          (a) any shares of Voting Common Stock that have been issued upon the exercise of any Warrant; and

          (b) any shares of Voting Common Stock that are issuable upon the exercise of any Warrant.

As to any particular Registrable Securities once issued, such Securities shall cease to be Registrable Securities:

          (i) when a registration statement with respect to the sale of such Securities shall have become effective under the Securities Act and such Securities shall have been disposed of in accordance with such registration statement;

          (ii) when they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act;

          (iii) when they shall have been otherwise transferred and subsequent disposition of them shall not require registration or qualification under the Securities Act or any similar state law then in force;

          (iv) when they shall have ceased to be outstanding or (with respect to Registrable Securities described in clause (a) of this definition) issuable upon exercise of the Warrants; or

          (v) when they shall have been sold by a holder of Registrable Securities pursuant to Section 3 or Section 4.

     Registration -- means any Required Registration and any Incidental Registration.

     Repurchase Date -- Section 2.2.

     Repurchase Notice -- Section 2.1.

     Repurchase Price -- means, with respect to each holder of Warrants and/or Warrant Shares, in connection with any repurchase of all the Warrants and Warrant Shares pursuant to any Repurchase Notice delivered under Section 2 of this Agreement, an amount equal to the sum of:

          (a)  the product of:

               (i) the number of shares of Voting Common Stock purchasable with the Warrants held by such holder on the date of such Repurchase Notice and not yet exercised; multiplied by

               (ii) the greater of Zero Dollars ($0) and the difference of:

                    (A) the Market Price determined as of the date of such
               Repurchase Notice; minus

                    (B) the Warrant Exercise Price at such time;

     plus

          (b) the product of:

               (i) the number of shares of Warrant Shares held by the holder thereof on the date of such Repurchase Notice; multiplied by

               (ii) the Market Price determined as of the date of such Repurchase Notice.

     Required Holders -- means, at any time, the holders (other than the Company or any Affiliate or Subsidiary) of at least 65% of the Warrant Shares at such time (excluding any Warrant Sharers held directly or indirectly by the Company or any Affiliate or Subsidiary). For purposes of this definition, holders of Warrants at any time shall be deemed to be holders of the Warrant Sharers that would at such time be issuable upon exercise in full of such Warrants, whether or not such holders are then entitled so to exercise such Warrants pursuant to the terms thereof.

     Required Registration -- Section 6.1(a).

     Requisite Holders -- means, with respect to any registration or proposed registration of Registrable Securities pursuant to Section 6, any holder or holders (other than the Company or any Affiliate or Subsidiary) holding at least 65% of the shares of Registrable Securities (excluding any shares of Registrable Securities directly or indirectly held by the Company or any Affiliate or Subsidiary) to be so registered.

     Resale Date -- Section 2.4

     Right -- means and includes any warrant (including, without limitation, any Warrant), option or other right, to acquire Common Stock and including, without limitation, any right pursuant to the provisions of any Security convertible or exchangeable into Common Stock.

     Saratoga -- means Saratoga Partners III, L.P., a Delaware limited partnership and Saratoga Partners III, C.V., a Netherlands Antilles limited partnership and any of their Affiliates.

     SEC -- means, at any time, the Securities and Exchange Commission or any other federal agency at such time administering the Securities Act.

     Securities Act -- means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

     Security -- means "security" as defined by Section 2(1) of the Securities Act.

     Senior Debt -- means "Senior Debt" as defined in the Note Purchase
Agreement.

     Shareholders' Agreement -- means that certain Shareholders' Agreement dated as of June 1, 1994, as amended by Amendment No. 1 thereto dated February 3, 1995, copies of both of which are attached hereto as Annex 3.

     Subsidiary -- means any company more than fifty percent (50%) of the total combined voting power of all classes of the Voting Stock of which shall, at the time as of which any determination is being made, be owned directly or indirectly by the Company.

     Total Voting Power -- means the total combined voting power in the election of directors of all shares of Capital Stock then outstanding.

     Transfer -- means any director indirect transfer, sale, conveyance, pledge, hypothecation or other disposition.

     Valuation Amount -- means, on any date, the fair market value of the Company and the Subsidiaries determined by an Independent Valuation Agent using at least two (2) valuation methodologies one of which shall be as set forth in clause (a) below and the other of which may be the methodology set forth in clause (b) below or any other commercially acceptable valuation methodology selected by such Independent Valuation Agent:

          (a) the result of

               (i) the sum of (A) the product of the Agreed Multiple times EBITDA determined for the 12 month period most recently ended prior to such date plus (B) the amount of Available Cash on such date, minus

               (ii) the sum of (A) the aggregate principal amount of Consolidated Debt, determined as of such date, plus (B) the aggregate amount of Accreted Liquidation Preference in respect of all shares of Preferred Stock then outstanding, plus

               (iii) the original liquidation preference of any Preferred Stock not reasonably expected to be converted; and

          (b) the sum of (i) the aggregate amount, as determined by such Independent Valuation Agent, that would be realized by the holders of the Common Stock of the Company in a sale of the Company, as a going concern, in an arm's-length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively, determined as of a date that is within 15 days of the date as of which the determination by such Independent Valuation Agent is to be made (such determination to be made without regard to any absence of a liquid or ready market for the Common Stock), plus (ii) the aggregate exercise or conversion price of all Rights in existence and remaining unexercised on such date.

     Valuation Expense -- Section 2.4(b).

     Voting Common Stock -- means and includes the voting Common Stock, par value $.01 per share, of the Company and any other Securities of the Company or any other Person that the holders of the voting Common Stock at any time shall have received, in lieu of or in addition to voting Common Stock, or that at any time shall have been issued in exchange for or in replacement of voting Common Stock or such additional Securities.

     Voting Stock -- means, with respect to any company, any shares of stock of such company whose. holders are entitled under ordinary circumstances to vote for the election of directors of such company (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     Warrant -- has the meaning ascribed to such term in the Warrant Agreement.

     Warrant Agreement -- means the Warrant Agreement, dated as of the even date herewith, among the Company and the Purchasers, pursuant to which the Warrants were issued, as the same may be amended and modified from time to time.

     Warrant Exercise Price -- has the meaning ascribed to the term "Purchase Price," as defined in the Warrant Agreement.

     Warrant Shares -- means any shares of Voting Common Stock that have been issued upon the exercise of any Warrant, provided that the following shall not be deemed to be "Warrant Shares:"

          (a) shares of such Voting Common Stock (i) in respect of which a registration statement shall have become effective under the Securities Act and (ii) which shall have been disposed of in accordance with such registration statement; or

          (b) shares of such Voting Common Stock which shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act; or

          (c) when they shall have been otherwise transferred, and subsequent disposition of them shall not require registration or qualification under the Securities Act or any similar state law then in force.

11.  MISCELLANEOUS.

     11.1 Notices.

     Notices or demands authorized by this Agreement to be given or made to the parties hereto shall be sufficiently given or made if telexed or telecopied (followed by delivery by overnight or other courier) or delivered by overnight or other courier to the following addresses:

          (a)  if to the Company, at:

               c/o Dillon, Read & Co. Inc.
               535 Madison Avenue
               New York, NY 10022
               Attention: Mr. James H. Laird

               Phone: (212) 906-7000
               Facsimile: (212) 593-0164

               with a copy to:

               Cahill Gordon & Reindel
               80 Pine Street
               New York, NY 10005
               Attention: Bart Friedman, Esq.

               Phone: (212) 701-3000
               Facsimile: (212) 269-5420

     or such other address as the Company shall designate in writing;

          (b) if to any Non-Management Investor, then at the respective addresses set forth in Annex 2 hereto, as the case may be or such other address as such Non-Management Investor shall designate to the Company in writing; and

          (c) if to any holder of Warrants and/or Warrant Shares, if such holder is a Purchaser, then at the address set forth in Annex 1 hereto for such Purchaser, or, if such holder is not a Purchaser, then at the address provided to the Company by such holder or such other address as such holder shall designate to the Company in writing.

The Company, upon the written request of any holder of Warrants and/or Warrant Shares, will promptly (and in any event not later than 5 Business Days after the receipt of such request) supply such holder with a list of the names and addresses of each party hereto at such time.

     11.2 Amendments and Waivers.

          (a) The provisions of Section 1, Section 2, Section 5, Section 7 and
     Section 8, and of any term defined in Section 10 as used in any such Section, may be amended, modified or supplemented, and compliance with any such Section waived, only by a writing duly executed by or on behalf of the Required Holders and the Company.

          (b) The provisions of Section 3, Section 4 and Section 9, and of any term defined in Section 10 as used in any such Section, may be amended, modified or supplemented, and compliance with any such Section hereof waived, only by a writing duly executed by or on behalf of the Required Holders, the Non-Management Investors and the Company.

          (b) The provisions of Section 11.2, and of any term defined in Section 10 as used in such Section, may be amended, modified or supplemented, and compliance with any such Section hereof waived, only by a writing duly executed by or on behalf of all of the holders of Warrants and/or Warrant Shares, the Non-Management Investors and the Company.

          (d) The provisions of Section 6, and of any term defined in Section 10 as used in Section 6, may be amended, modified or supplemented only by a writing duly executed by or on behalf of the Required Holders and the Company; provided, however, that compliance by the Company with the provisions of Section 6, with respect to any particular Registration, may only be waived by the Requisite Holders with respect to such Registration.

     11.3 Availability of Information.

     At any time that any class of the Common Stock is registered under section 12(b) or section 12(g) of the Exchange Act, the Company will comply with the reporting requirements of sections 13 and 15(d) of the Exchange Act (whether or not it shall be required to do so pursuant to such Sections) and will comply with all other public information reporting requirements of the SEC from time to time in effect. In addition, the Company shall, at any time thereafter, file such reports and information, and shall make available to the public and to the holders of Warrants and/or Warrant Shares such information, as shall be necessary to permit such holders to offer and sell Warrants and/or Warrant Shares pursuant to the provisions of Rules 144 and 144A promulgated under the Securities Act. The Company will also cooperate with each such holder in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption from the registration provisions of the Securities Act in connection with the sale of any Issuable Shares.

     11.4 Governing Law.

     THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK.

     11.5 Jurisdiction.

     THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN THE COURTS OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, AS ANY PARTY HERETO MAY IN I SOLE DISCRETION ELECT, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH SUCH PARTY HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO THE NONEXCLUSIVE IN PERSONAM JURISDICTION OF EACH OF SUCH COURTS GENERAL AND UNCONDITIONALLY WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING AGAINST SUCH PARTY AND IN RESPECT TO THE PROPERTY OF SUCH PARTY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY, AS APPLICABLE, AT ITS ADDRESS SPECIFIED IN THIS AGREEMENT EACH PARTY HERETO FURTHER AGREES THAT FINAL JUDGMENT (WHICH IS NOT SUBJECT TO APPEAL OR REVIEW) AGAINST IT IN ANY ACTION, SUIT OR PROCEEDING CONDUCTED REFERRED TO HEREIN SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT, OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL, OR SHALL BE CONSTRUED SO AS TO LIMIT THE RIGHT OF ANY PARTY HERETO TO BRING ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO THE UNDERTAKINGS HEREIN OF ANY OTHER PARTY HERETO, ANY OTHER MATTER ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR, FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, IN THE COURTS OF WHATEVER JURISDICTION WHICH SUCH OTHER PARTY OR ITS PROPERTY MAY BE FOUND, OR TO AFFECT THE RIGHT TO SERVICE OF PROCESS IN ANY OTHER JURISDICTION IN ANY OTHER MANNER PERMITTED BY LAW.

     11.6 Counterparts.

     This Agreement may be executed in any number of counterparts and each of Such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     11.7 Section Headings, etc.

     The titles of the Sections of this Agreement and the Table of Contents of this Agreement appear as a matter of convenience only, do not constitute a part hereof and shall not affect construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to the Agreement as a whole and not to any particular Section or other subdivision. Unless otherwise specified, references to Sections are to Sections of this Agreement, references to Attachment are to Attachments to this Agreement.

     11.8 Severability.

         The fact that any given provision of this Agreement is found to be unenforceable, void or voidable under the laws of any jurisdiction shall not effect the validity of the remaining provisions of this Agreement in such jurisdiction, and shall not effect the enforceability of the entire Agreement under the laws of any other jurisdiction.

     11.9 Specific Performance.

     It is hereby agreed and acknowledged that the remedies at law in respect of the failure by any party hereto (or its successors or assigns) to comply with any of the obligations herein imposed on it would be inadequate and that, in the event of any such failure, any aggrieved party hereto (or its successors or assigns) will be irreparably damaged. Any such aggrieved party shall, upon any finding by a court of competent jurisdiction that such party has breached any such obligation, be entitled to injunctive relief, including specific performance, to enforce such obligation, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

   [Remainder of page intentionally blank; next page is signature page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date and year first above written.

                                              U.S.I. HOLDINGS CORPORATION


                                              By: /s/ John Addeo
                                                 -------------------------------
                                               Name: John Addeo
                                               Title: Executive Vice President


                                              THE NORTHWESTERN MUTUAL LIFE
                                              INSURANCE COMPANY


                                              By: /s/ Gary A. Poliner
                                                 -------------------------------
                                               Name: Gary A. Poliner
                                               Title: Vice President


                                              ALLSTATE INSURANCE COMPANY


                                              By: /s/ Patrick A. McGivney
                                                 -------------------------------
                                               Name: Patrick A. McGivney


                                              By: /s/ Patricia W. Wilson
                                                 -------------------------------
                                               Name: Patricia W. Wilson
                                                   Authorized Signatories


                                              DILLON, READ & CO. INC.


                                              By: /s/ John G Appal, III
                                                 -------------------------------
                                               Name: John G. Appel, III
                                               Title: Vice President

                                 ORIX USA CORPORATION


                                 By: /s/ Hiroyuki Miyauchi
                                     -------------------------------------------
                                     Name: Hiroyuki Miyauchi
                                     Title: Senior Vice President


                                 SARATOGA PARTNERS III, L.P.


                                 By: DR Associates IV, L.P., its General Partner


                                 By: Dillon, Read Inc., its General Partner


                                 By: /s/ John G. Appel, III
                                     -------------------------------------------
                                     Name: John G. Appel, III
                                     Title: Attorney-In-Fact


                                 SARATOGA PARTNERS III, C.V.


                                 By: Selinus Corporation III, N.V., its General
                                     Partner


                                 By: /s/ Dirk N. Kruyt
                                     -------------------------------------------


                                 By: /s/ Stefan Crijns
                                     -------------------------------------------
                                 Curacao Corporation Company N.V.,
                                 Managing Director
                                 Title:


                                 /s/ Bernard H. Mizel
                                 -----------------------------------------------
                                         Bernard H. Mizel


                                 /s/ John Addeo
                                 -----------------------------------------------
                                         John Addeo

                                 BROWN UNIVERSITY THIRD CENTURY
                                 FUND


                                 By  /s/ Robert J. Kolyer, Jr.
                                     -------------------------------------------
                                     Name: Robert J. Kolyer, Jr.
                                     Title: Treasurer


                                 CONNING INSURANCE CAPITAL LIMITED
                                 PARTNERSHIP III


                                 By  /s/ Stephan L. Christiansen
                                     -------------------------------------------
                                     Name: Stephan L. Christiansen
                                     Title: Senior Vice President


                                 CONNING INSURANCE CAPITAL
                                 INTERNATIONAL III, L.P.


                                 By  /s/ Stephan L. Christiansen
                                     -------------------------------------------
                                     Name: Stephan L. Christiansen
                                     Title: Senior Vice President


                                 DILLON READ VENTURE PARTNERS III,
                                 L.P.


                                 By: VENTURE ASSOCIATES III, L.P.
                                     GENERAL PARTNER


                                 By  /s/ Peter A. Leidel
                                     -------------------------------------------
                                     Title: General Partner

                                 INDOSUEZ USI PARTNERS


                                 By: INDOSUEZ C M II, Inc.
                                        its Managing General Partner


                                 By  /s/ Jennifer Moon
                                     -------------------------------------------
                                     Name: Jennifer Moon
                                     Title: Vice President


                                 By  /s/ Steven Canero
                                     -------------------------------------------
                                     Name: Steven Canero
                                     Title: Vice President


                                 NORWEST EQUITY CAPITAL, L.L.C.


                                 By  /s/ Stephen R. Sefton
                                     -------------------------------------------
                                     Name: Stephen R. Sefton
                                     Title: Vice President


                                 SAUGATUCK CAPITAL COMPANY
                                 LIMITED PARTNERSHIP III


                                 By  /s/ Owen Stevenson Crihfield
                                     -------------------------------------------
                                     Name: Owen Stevenson Crihfield
                                     Title: Managing Director


                                 WLD TRUST


                                 By  /s/ David W. Horvitz
                                     -------------------------------------------
                                     Name: David W. Horvitz
                                     Title: Trustee

                                     ANNEX 1
                        Names and Addresses of Purchasers

The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Securities Department

Allstate Insurance Company
Venture Capital Division
3075 Sanders Road, STE G5D
Northbrook, IL 60062-7127

Dillon, Read & Co. Inc.
535 Madison Avenue
New York, NY 10022

ORIX USA Corporation
780 Third Avenue, 48th Floor
New York, NY 10017-7088
Attention: Contract Administration

                                    Annex1-1

                                     ANNEX 2
                 Names and Addresses of Non-Management Investors

Saratoga Partners III, L.P, a Delaware limited partnership.
c/o Dillon, Read & Co. Inc.
535 Madison Avenue
New York, NY 10022

Saratoga Partners III, C.V., a Netherlands Antilles limited partnership c/o Dillon, Read & Co. Inc.
535 Madison Avenue
New York, NY 10022

Bernard H. Mizel
c/o Dillon, Read & Co. Inc.
535 Madison Avenue
New York, NY 10022

John Addeo
c/o Dillon, Read & Co. Inc.
535 Madison Avenue
New York, NY 10022

Brown University - Third Century Fund
164 Angell Street - Box C
Providence, RI 02912

Conning Insurance Capital Limited Partnership III
c/o Conning & Company
185 Asylum Street
Hartford, CT 06107

Conning Insurance Capital International III, L.P.
c/o Conning & Company
185 Asylum Street
Hartford, CT 06107

Dillon Read Venture Partners III, L.P.
c/o Dillon, Read & Co. Inc.
535 Madison Avenue
New York, NY 10022

Indosuez USI Partners
1211 Sixth Avenue
New York, NY 10036

                                    Annex 2-1

Norwrest Equity Capital, L.L.C.
2800 Piper Jaffray Tower
222 South Ninth Street
Minneapolis, MN 55402

Saugatuck Capital Company LP III
c/o Saugatuck Capital Company
1 Canterbury Green
Stamford, CT 06901
Attn: Owen Stevenson Crihfield

Allstate Insurance Company
3075 Sanders Road, G5D
Northbrook, IL 60062

WLD Trust
c/o WLD Enterprises, Inc.
1 East Broward Blvd.
Suite 1101
Fort Lauderdale; FL 33301
Attn: Douglas S. Luke

                                    Annex 2-2